CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-161790 on Form S-1 of our report dated March 31, 2009, relating to the financial statements of CyberDefender Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about CyberDefender Corporation’s ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
October 30, 2009